Exhibit 99.1

AsiaInfo Updates Fourth Quarter 2008 Outlook

•	Adjusts EPS guidance as a result of US$4.6 and US$2 million non-cash impairment charges on short-term and long-term investments, respectively

•	Raises fourth quarter net revenue(Non-GAAP)[1] guidance to US$48 to 51 million

BEIJING/SANTA CLARA, Calif. – January 9, 2009 – AsiaInfo Holdings, Inc. (“AsiaInfo” or the “Company”) (NASDAQ: ASIA), a leading provider of telecom software solutions and IT security products and services in China, today announced that it would recognize US$6.6 million, or US$0.15 per basic share, non-cash impairment charges to earnings in the fourth quarter of 2008 related to certain short-term investments in stock funds and long-term investments.

Due to these non-cash impairment charges, the Company revised fourth quarter 2008 guidance for net income per basic share to a range of US$0.03 to US$0.04, compared to previously announced guidance of US$0.14 to US$0.16 per basic share.

The Company also raised its fourth quarter 2008 net revenue (Non-GAAP) guidance to US$48 million to US$51 million, compared to previously announced guidance of US$47 million to US$48 million. This represents a 37% to 45% year over year increase in fourth quarter net revenue (Non-GAAP).

The non-cash impairment charges include a US$4.6 million impairment on the Company’s short-term investments in stock funds. The Company accounts for these short term investments as available-for-sale investments at fair value and had already reflected the fair value as at September 30, 2008 with the difference between cost and fair value being reflected in Other Comprehensive Income. During the fourth quarter of 2008, the Company continued to review its short-term investments. Due to the continuing challenging global financial markets, poor performance of the global equity markets, as well as the duration and the extent to which the fair value of the investment has continued to be less than the cost, the Company recognized as of December 31, 2008 a US$4.6 million non-cash impairment charge to net income related to these stock funds. The total cost relating to these stock funds is approximately US$13.9 million. However, in recent months, the fair market value of these stock funds has decreased to US$9.3 million. As of December 31, 2008, the combined total of AsiaInfo’s cash and cash equivalents, restricted cash, and short-term investments is US$213.3 million dollars. The impairment represents approximately 2% of this total balance.

The non-cash impairment charges also include a US$2 million impairment on long-term investments, representing the decline in fair value of AsiaInfo’s 5% equity stake in Hinge Software Company Limited (“Hinge”), a Shanghai-based provider of business intelligence software solutions. The Company has accounted for its investment in Hinge using the cost method. The impairment is attributable to the current global economic slowdown, which has created unfavorable market conditions and uncertainties for boutique software companies in China, like Hinge. These conditions and uncertainties became apparent in the fourth quarter.

“While we are committed to taking a conservative approach to our investments, certain of our investments have been affected by the global economic crisis,” said Eileen Chu, AsiaInfo’s Chief Financial Officer. “Our healthy balance sheet allows us to take a longer-term approach to our investments, and despite the fluctuations in the global capital markets, we have no plans to liquidate our short-term investments in the near-term. We remain confident in the quality and prospects of these investments and believe that measures being put in place by governments worldwide will help improve economic and financial market conditions in the year ahead, resulting in an improved investment and business climate.”

[1]	Net revenue (Non-GAAP), a non-GAAP measure, represents total revenue net of hardware costs that are passed through to the Company’s customers. The Company believes total revenue net of hardware costs more accurately reflects its core business, which is the provision of software solutions and services, and provides transparency to its investors. It is also the same measure used by the Company’s management to evaluate the competitiveness and development of its business.

Steve Zhang, AsiaInfo’s President and Chief Executive Officer commented, “In spite of the global economic slowdown, AsiaInfo’s telecom software solutions business continues to grow at a healthy rate. China’s telecom carriers are in the midst of a government-mandated restructuring, and we are confident that spending on IT infrastructure will proceed as planned. Looking forward into 2009, we expect to see continued strong demand for our best-of-class software solutions, which help operators upgrade existing IT infrastructure, integrate data from existing and newly acquired businesses and monitor real-time consumer behavior data in order to roll-out innovative marketing campaigns.”

About AsiaInfo Holdings, Inc.

AsiaInfo Holdings, Inc. (Nasdaq: ASIA) is a leading provider of high-quality telecom software solutions and IT security products and services to some of China’s largest enterprises, as well as many small and medium sized companies in China. An established leader in the Chinese telecommunications industry, AsiaInfo became a prominent supplier of IT security products and services in China with the acquisition of Lenovo’s non-telecom related IT services business in 2004.

Organized as a Delaware corporation, AsiaInfo began operations in the United States in 1993. The Company moved its major operations to China in 1995 and played a significant role in the construction of the national backbones and provincial access networks for all of China’s major national telecom carriers, including China Telecom, China Mobile and China Unicom. Since 1998, AsiaInfo has continued diversifying its product offerings and is now a major provider of telecom software solutions in China.

For more information about AsiaInfo, please visit www.asiainfo.com.

The information contained in this document is as of January 9, 2009. AsiaInfo assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and in our periodic reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For investor and media inquiries, please contact:

In China:

Sheryl Zhang
AsiaInfo Holdings, Inc.
Tel:	+86-10-8216-6039
Email:	ir@asiainfo.com

Andrew Keller
Ogilvy Financial, Beijing
Tel:	+86-10-8520-3112
Email:	andrew.keller@ogilvy.com

In the United States:

Mr. Thomas Smith
Ogilvy Financial, New York
Tel:	+1-212-880-5269
Email:	thomas.smith@ogilvypr.com